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                                                                     Exhibit 3.1


                               AURORA FOODS INC.

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                PREFERENCES AND OTHER SPECIAL RIGHTS OF SERIES A
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK

          Aurora Foods Inc., a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and its By-Laws (the "By-Laws"), and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the Company (the "Board of Directors") at a meeting duly called and held on September 6, 2000, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

          "RESOLVED: That the Board of Directors, pursuant to authority vested in it by the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), hereby authorizes the issuance of a series of convertible preferred stock to be designated "Series A Preferred Stock" consisting of 3,750,000 shares ("Series A Preferred Stock") of the Corporation and hereby establishes the powers, designations, preferences, and the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as set forth in the Certificate of Designation submitted to this board of directors (the "Certificate of Designation"), and to be filed with the Secretary of State of Delaware under Section 151(g) of the General Corporation Law of the State of Delaware), and hereby approves the terms of the Certificate of Designation, such Certificate of Designation to be attached to the minutes of this meeting as Exhibit A."

          Capitalized terms used herein are defined in Section 12.

          1. Number and Designation. The Company shall have a series of Preferred Stock, which shall be designated as its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), par value $0.01 per share, with 3,750,000 shares initially authorized and, subject to the limitations set forth herein, such number of additional shares as are authorized from time to time by resolution of the Board of Directors for payment of dividends on the Series A Preferred Stock in accordance with Section 8 hereof. Unless otherwise specified, references herein to any "Section" refer to the Section number specified in this Certificate of Designation.

          2. Issuance. The Company may issue up to 3,750,000 shares of Series A Preferred Stock and may issue additional shares of Series A Preferred Stock as dividends on the Series A Preferred Stock as may be determined from time to time by the Board of Directors, in accordance with the terms of this Certificate of Designation.

          3. Registration; Transfer. Shares of the Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold, pledged or otherwise transferred prior to the date when they may be resold pursuant to Rule 144 under the Securities
Act other than (i) to the Company, (ii) pursuant to an exemption from registration under the Securities Act or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any
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state of the United States. Until such time as it is no longer required pursuant to the Securities Act, certificates evidencing the Series A Preferred Stock shall contain a legend (the "Restricted Shares Legend") evidencing the foregoing restrictions in substantially the form set forth on the form of Series A Preferred Stock attached hereto as Exhibit A.

          4. Dividend Rights. (a) The Company shall pay, and the Holders of the shares of Series A Preferred Stock shall be entitled to receive, when, as, and if authorized by the Board of Directors (or any authorized committee thereof), cumulative dividends from the date of initial issuance of such shares of Series A Preferred Stock at a rate of 8% per annum on the amount of the then effective Liquidation Preference of the shares of Series A Preferred Stock ("Coupon Dividends").

          (b) Coupon Dividends will be computed on the basis of a 360 day year of twelve 30 day months and will be payable (to the extent not accumulated in accordance with the terms hereof) in (i) cash, (ii) delivery of shares of Series A Preferred Stock, or (iii) any combination of the foregoing. Coupon Dividends will be paid or accrued semi-annually in arrears on each Dividend Payment Date, commencing December 15, 2000, for so long as the shares of Series A Preferred Stock are Outstanding. The Company may elect not to declare dividend payments on any Dividend Payment Date; provided, however, that Coupon Dividends on shares of the Series A Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Coupon Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. Arrearages of unpaid Coupon Dividends ("Accumulated Dividends") will cumulate and compound semi-annually at the rate of 8% per annum and such cumulated and compounded dividends shall thereafter constitute Accumulated Dividends. The Company will take all actions required or permitted under the General Corporation Law of the State of Delaware to permit the payment, whether in additional shares of Series A Preferred Stock or in cash of dividends on the shares of Series A Preferred Stock.

          5. Payment of Dividend; Mechanics of Payment; Dividend Rights Preserved. (a) Coupon Dividends on any share of Series A Preferred Stock that are payable, and are punctually paid or duly provided for, on any Dividend Payment Date shall be paid in arrears to the Person in whose name such share of Series A Preferred Stock (or one or more predecessor shares of Series A Preferred Stock) is registered at the close of business on the next preceding June 1st and December 1st (each, together with any record date established for the payment of Accumulated Dividends, a "Dividend Record Date").

          (b) Unless full cumulative dividends on all Outstanding shares of Series A Preferred Stock for all past dividend periods shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof set apart or paid in kind pursuant to Section 8, then:

          (i) no dividend (other than (A), with respect to Junior Shares or Parity Shares, a dividend payable solely in any Junior Shares or Parity Shares, respectively, or (B) with respect to Parity Shares, a partial dividend paid pro rata on such Parity Shares and the shares of Series A Preferred Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Shares or Parity Shares, respectively;
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          (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution, upon, any Junior Shares or Parity Shares, other than a distribution consisting solely of Junior Shares or Parity Shares, respectively;

          (iii) no Junior Shares or Parity Shares or any warrants, rights, calls or options (other than any cashless exercises of options or option buybacks) exercisable for or convertible into any Parity Share or Junior Share shall be purchased, redeemed or otherwise acquired or retired for value (other than in exchange for other Junior Shares or Parity Shares, respectively) by the Company or any of its subsidiaries; and

          (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any Junior Shares or Parity Shares or any warrants, rights, calls or options exercisable for or convertible into any Parity Shares or Junior Shares by the Company or any of its subsidiaries (other than any cashless exercises of options or option buybacks).

          (c) Subject to the foregoing provisions of this Section 5, each share of Series A Preferred Stock delivered under this Certificate of Designation upon registration of transfer of or in exchange for or in lieu of any other share of Series A Preferred Stock shall carry the rights to unpaid Accumulated Dividends, that were carried by such other shares of Series A Preferred Stock.

          (d) The Holder of record of a share of Series A Preferred Stock at the close of business on a Dividend Record Date with respect to the payment of dividends on the shares of Series A Preferred Stock will be entitled to receive such dividends with respect to such share of Series A Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Dividend Record Date and prior to such Dividend Payment Date.

          6. Voting Rights. (a) The Holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 6 or as otherwise provided by law.

          (b) The approval of the Holders of at least a majority of the then Outstanding shares of Series A Preferred Stock voting or consenting, as the case may be, as one class, will be required for the Company to:

          (i) amend the Certificate of Incorporation, this Certificate of Designation or the By-Laws so as to (A) affect adversely the rights, preferences (including, without limitation, liquidation preferences, conversion price, and dividend rate), privileges or voting rights of Holders of the shares of Series A Preferred Stock, or (B) increase or decrease the number of authorized shares of Series A Preferred Stock;

          (ii) in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, agree to any plan of recapitalization, consent to, approve or recommend any tender offer for any class or series of the Company's Capital Stock or consent to, approve or recommend any Change of Control of, or action which is expected to result in a Change of Control of, the Company or adopt a plan of
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     liquidation or make any payments in liquidation or with respect to the winding up of the Company;

          (iii) enter into, or permit any of its subsidiaries to enter into, any agreement that would impose material restrictions on the Company's ability to honor the exercise of any rights of the Holders of the Series A Preferred Stock;

          (iv) issue or sell any equity securities of the Company which ranks senior to, or pari passu with, the Series A Preferred Stock in right of distribution or dividend or right of liquidation or issue or sell any class or series of equity securities which are convertible or exchangeable into or exercisable for any equity securities of the Company which rank senior to, or pari passu with, the Series A Preferred Stock in right of distribution, dividend or right of liquidation; and

          (v) subdivide, consolidate, convert, reclassify or modify any Outstanding shares of the Company to the extent it would impair or reduce the rights of Holders of the Series A Preferred Stock.

          (c) In exercising the voting rights set forth in this Section 6, each share of Series A Preferred Stock is entitled to the number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock issuable upon conversion, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock shall have with respect to such matters one vote per $4 (or fraction thereof) of the aggregate Liquidation Preference plus all Accumulated Dividends.

          (d) Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the Holders thereof shall not be required for the taking of any corporate action.

          7. Ranking. (a) The shares of Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all shares of Common Stock (whether issued in one or more classes) and to each other class of Capital Stock or series of Preferred Stock of the Company, the terms of which do not expressly provide that it ranks on a parity with, or senior to, the shares of Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all shares of Common Stock (whether issued in one or more classes) of the Company, as "Junior Shares");
(ii) on a parity with additional shares of Series A Preferred Stock issued by the Company and each other class of Capital Stock or series of Preferred Stock of the Company issued by the Company in compliance with the terms of Section 6, the terms of which expressly provide that such class or series will rank on a parity with the shares of Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Shares"); and (iii) junior to each class of Capital Stock or series of Preferred Stock of the Company issued by the Company in compliance with Section 6, the terms of which expressly provide that such class or series will rank senior to the shares of Series A Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Shares").
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          (b) In the event of any liquidation, dissolution or winding-up of the
Company, whether voluntary or involuntary, the Holders of the shares of Series A Preferred Stock then Outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the Holders of shares of Common Stock or Junior Shares by reason of their ownership thereof, the greater of (i) an amount equal to the then effective Liquidation Preference, plus all Accumulated Dividends, if any, plus an amount equal to all dividends accrued and unpaid from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up (the "Liquidation Amount") and
(ii) an amount equal to (x) the amount which would be payable with respect to one share of Common Stock (assuming the conversion of all Outstanding shares of Series A Preferred Stock immediately prior to such liquidation, dissolution or winding-up) multiplied by (y) the number of shares of Common Stock into which
(x) all issued and Outstanding shares of Series A Preferred Stock plus (y) all Accumulated Dividends, if any, in respect thereof, plus (z) all accrued and unpaid dividends in respect thereof from the last Dividend Payment Date to the date of such liquidation, conversion or winding up, could be converted immediately prior to such liquidation, dissolution or winding-up. If upon the occurrence of such event the assets of the Company shall be insufficient to permit the payment to such Holders of the full preferential amount described in the immediately preceding sentence and all liquidating payments on all Parity Securities, the entire assets of the Company legally available for distribution shall be distributed among the Holders of the shares of Series A Preferred Stock and the Holders of all Parity Shares ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.

          8. Method of Payments. (a) At the option of the Company, the Company shall make any Coupon Dividend payments (to the extent not accumulated in accordance with terms hereof) (i), by shares of Series A Preferred Stock, (ii)
in cash, or (iii) through any combination of the foregoing.   Dividends paid in
shares of Series A Preferred Stock are deemed to have been paid, and do not constitute Accumulated Dividends, as of the Dividend Payment Date if the Company elects to pay such dividends in kind.

          (b) No fractional shares of Series A Preferred Stock will be delivered to the Holders, but the Company will instead pay a cash adjustment to each Holder that would otherwise be entitled to a fraction of a shares of such Series A Preferred Stock. The amount of such cash adjustment will be determined based on the then effective Liquidation Preference.

          9. Conversion. (a) (i) Subject to and upon compliance with the provisions of this Certificate of Designation, at the option of the Holder thereof, any share of Series A Preferred Stock may be converted at any time, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to (i) the sum of (x) the then effective Liquidation Preference thereof, plus (y) all Accumulated Dividends in respect thereof, if any, plus (z) all accrued and unpaid dividends in respect thereof from the last Dividend Payment Date to the date of conversion, divided by (ii) the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

          (iii) Subject to and upon compliance with the provisions of this Certificate of Designation, if the Closing Price of one share of Common Stock for 10 consecutive Trading Days is in excess of 200% of the Conversion Price on the relevant day, at the option of the Company, all (but not less than all) shares of Series A Preferred Stock may be converted into that
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number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to (i) the sum of (x) the then effective Liquidation Preference thereof, plus (y) all Accumulated Dividends in respect thereof, if any, plus (z) all accrued and unpaid dividends in respect thereof from the last Dividend Payment Date to the date of conversion, divided by (ii) the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

          (b) The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall initially be the Initial Conversion Price. The Conversion Price shall be adjusted in certain instances as provided in Section 9(f) and Section 9(g).

          (c) In order for the Holder to exercise its conversion privilege, the Holder of any share of Series A Preferred Stock to be converted shall surrender the certificate for such share, duly endorsed or assigned to the Company or in blank, to the Company, accompanied by written notice to the Company, in substantially the form attached hereto as Exhibit B, that the Holder elects to convert such share or, if fewer than all the shares of Series A Preferred Stock represented by a single share certificate are to be converted, the number of shares represented thereby to be converted. In the case of a Holder exercising its conversion privilege, shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such shares as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 9(e). In the case of any conversion of fewer than all the shares of Series A Preferred Stock evidenced by a certificate, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted shares of Series A Preferred Stock.

          (d) In order for the Company to exercise its conversion privilege, the Company shall, within ten days of the last day of the relevant consecutive 10 day period, prepare a notice of determination of the Company's right to exercise its conversion privilege setting forth the Conversion Price and shall mail such notice to each Holder of shares of Series A Preferred Stock at such Holder's last address appearing on the register of Holders maintained for that purpose. Upon the Company's compliance with the foregoing, the Holder of any share of Series A Preferred Stock to be converted shall surrender the certificate for such share, duly endorsed or assigned to the Company or in blank, to the Company. In the case of the Company exercising its conversion privilege, shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day the Company mails the notice to Holders required by this Section 9(d), and at such time the rights of the Holders of such shares as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holders a certificate or certificates for the number of
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full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 9(e). In the case of any conversion of fewer than all the shares of Series A Preferred Stock evidenced by a certificate, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted shares of Series A Preferred Stock.

          (e) No fractional shares of Common Stock shall be issued upon the conversion of a share of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per Common Share at the close of business on the Business Day prior to the day of conversion.

          (f) The Conversion Price shall be adjusted from time to time by the Company as follows:

          (i) If the Company shall hereafter pay a dividend or make a distribution to Holders of the Outstanding shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock Outstanding at the close of business on the Common Stock Record Date (as defined in Section 9(f)(v)) fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Common Stock Record Date. If any dividend or distribution of the type described in this Section 9(f)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared;

          (ii) If the Company shall issue, sell or distribute any shares of Common Stock or issue, sell or distribute options, rights or warrants to any Person entitling them to subscribe for or purchase shares of Common Stock or issue, sell or distribute convertible or exchangeable securities which are convertible or exchangeable for shares of Common Stock, in each case, at a price per share less than the then Conversion Price, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date immediately prior to such sale, issuance or distribution of shares, options, rights, warrants or exchangeable or convertible securities by a fraction of which the numerator shall be the number of shares of Common Stock Deemed Outstanding (as defined in Section 9(f)(v)) at the close of business on such date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock to be issued, sold or distributed or subject to such options, rights, warrants or exchangeable or convertible securities would purchase at a price of then Conversion Price in effect at such opening of business per share and of which the denominator shall be the number of shares of Common Stock Deemed Outstanding at the close of business on such date plus the total number of additional shares of Common Stock to be issued, sold or distributed or subject to such options, rights, warrants or exchangeable or convertible securities for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the issuance, sale or distribution of such shares, options, rights, warrants or exchangeable or convertible securities. In determining whether any shares, options, rights, warrants or exchangeable or convertible securities entitle the Holders to subscribe for or purchase shares of Common Stock at less than the then Conversion Price per share, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such options, rights, warrants or exchangeable or convertible securities, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors and the amount of any exercise price or subscription price required to be paid upon exercise of such options, rights, warrants or exchangeable or convertible securities;

          (iii) If the Outstanding shares of Common Stock shall be subdivided or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the Outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective;

          (iv) If any event occurs as to which the foregoing provisions of this
     Section 9(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly and adequately protect the conversion rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board of Directors, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

          (v) For purposes of this Section 9(f), the following term shall have the meaning indicated:

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually Outstanding at such time, plus the number of shares of Common Stock issuable upon exercise of options and warrants and other convertible securities are actually exercisable or convertible at such time.

          "Common Stock Record Date" shall mean with respect to any dividend, distribution or other transaction or event in which the Holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

          (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this
     Section 9(f)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Company and shall be made to the nearest cent. No adjustment need be made for a change in the par value or no par value of the Common Stock.

          (vii) The Company shall promptly prepare an Officers' Certificate setting forth the Initial Conversion Price after such determination and setting forth a brief statement of the facts concerning such determination and delivers to each holder of Series A Preferred Stock at such Holder's last address appearing on the register of Holders maintained for that purpose within 20 days of the effective date of such determination.
     Failure to deliver such notice shall not affect the legality or validity of any such determination.

          (viii) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each Holder of shares of Series A Preferred Stock at such Holder's last address appearing on the register of Holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

          (ix) In any case in which this Section 9(f) provides that an adjustment shall become effective immediately after a Common Stock Record Date for an event, the Company may defer until the occurrence of such event issuing to the Holder of any share of Series A Preferred Stock converted after such Common Stock Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

          (x) For purposes of this Section 9(f), the number of shares of Common Stock at any time Outstanding shall not include shares held in the treasury of the Company. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

          (xi) Notwithstanding anything to the contrary set forth herein, this
     Section 9 shall not apply, and no adjustment to the Conversion Price shall be made with respect to (A) compensatory or incentive stock options (or any shares of Common Stock issued upon the exercise thereof) issued pursuant to employee stock option plans of the Company which have been approved by the Board of Directors of the Company, (B) issuances of Common Stock to employees, officers, directors and consultants of the

     Company, approved by the Board of Directors of the Company, (C) shares of Common Stock issued upon the conversion of the Series A Preferred Stock,
     (D) issuance of securities (or any shares of Common Stock issued upon the exercise thereof) pursuant to any options, warrants, notes or other rights to acquire securities of the Company in existence prior to the date of this Certificate of Designation, (E) issuance of Consent Shares, (F) the issuance of securities in connection with the settlement of the Specified Litigation, (G) issuance of securities in connection with an acquisition by the Company or its subsidiaries approved by the Board of Directors of the Company, (H) issuance of securities to vendors or suppliers of the Company approved by the Board of Directors of the Company, and (I) any other issuance of securities with respect to which the Company receives written notice from the Holders of at least 75% of the outstanding Series A Preferred Stock agreeing that no such adjustment shall be made as a result of such issuance or sale.

          (g) Subject to Section 10, in case of any consolidation of the Company with, or merger of the Company into, any other corporation, or in case of any merger of another corporation into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of Outstanding shares of Common Stock of the Company), or in case of any sale, conveyance or transfer of all or substantially all the assets of the Company, the Holder of each share of Series A Preferred Stock shall have the right thereafter, during the period such share of Series A Preferred Stock shall be convertible as specified in Section 9(a), to convert such share of Series A Preferred Stock into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a Holder of the number of shares of shares of Common Stock of the Company into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such Holder of shares of Common Stock of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Common Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for the purpose of this
Section 9 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The above provisions of this Section 9 shall similarly apply to successive consolidations, mergers, conveyances or transfers.

          (h) If the Company shall take any action requiring an adjustment to the Conversion Price pursuant to Section 9(f) or 9(g), then the Company shall cause to be mailed to all Holders at their last addresses as they shall appear on the register of Holders maintained for that purpose at least 10 Business Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the Holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that Holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give the notice required by this Section 9(h) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up, or the vote upon any such action.

          (i) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all Outstanding shares of Series A Preferred Stock.

          (j) The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto.

          10. Consolidation, Merger, Conveyance or Transfer. Without the vote or consent of the Holders of the Series A Preferred Stock as set forth in
Section 6(b), the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person.

          11. SEC Reports, Reports by Company. So long as any shares of Series A Preferred Stock are Outstanding, the Company shall, if requested, furnish to each Holder of shares of Series A Preferred Stock all annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the SEC pursuant to Section 12(a) or 15(d) of the Exchange Act ("SEC Reports").

          12. Definitions. For purposes of this Certificate of Designation, the following terms shall have the meaning set forth below:

          "Accumulated Dividends" has the meaning set forth in Section 4(b).

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" has the meaning set forth in the Recitals

          "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are authorized to be closed.

          "By-Laws" has the meaning set forth in the Recitals.

          "Capital Stock" means (a) as to any Person that is a corporation, the authorized capital stock of such Person, including all classes and series of common, preferred, voting and nonvoting capital stock, and (b) as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

          "Certificate of Incorporation" has the meaning set forth in the

Recitals.

          "Change of Control" means the occurrence of any of the following events: (a) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Capital Stock of the Company, other than any Person or group which beneficially owned more than 15% of the total Voting Capital Stock of the Company as of September 1, 2000 or (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the holders of the Outstanding Voting Capital Stock of the Company immediately prior to such transaction hold less than 50% of the Outstanding Voting Capital Stock of the surviving or transferee company or its parent company immediately after the transaction or immediately after such transaction any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Capital Stock of the surviving or transferee company or its parent company immediately after the transaction as applicable or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office or (d) any transaction subject to Rule 13e-3 under the Exchange Act if following such Rule 13e-3 transaction a Person owns more than 50% of the total Voting Capital Stock of the Company, other than such a transaction with any Person or group which beneficially owned more than 15% of the total Voting Capital Stock of the Company as of September 1, 2000.

          "Closing Price" means the price per share of Common Stock as reported on the New York Stock Exchange Composite Tape.

          "Common Stock Record Date" has the meaning set forth in Section
9(f)(v).

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company" has the meaning set forth in the Recitals.

          "Consent Effective Date" means the "Effective Date" as defined in the Company's confidential Consent Solicitation Statement.

          "Consent Shares" has the meaning set forth in the Consent Solicitation Statement.

          "Consent Solicitation Statement" means the Company's confidential consent solicitation statement dated August 31, 2000.

          "Conversion Price" has the meaning set forth in Section 9(b).

          "Coupon Dividends" has meaning set forth in Section 4(a).

          "Dividend Payment Date" means each June 15th and December 15, provided, however, that if such date shall not be a Business Day, then the Dividend Payment Date shall be the next Business Day.

          "Dividend Record Date" has the meaning set forth in Section 5(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Holder" means the Person in whose name the Series A Preferred Stock is registered.

          "Initial Conversion Price" means the average Closing Price per share of Common Stock for the 10 consecutive Trading Days commencing 5 Business Days following the Consent Effective Date as reported on the New York Stock Exchange Composite Tape, provided that the Initial Conversion Price shall not be greater than $5.00 nor less than $3.00.

          "Issuance Price" of each share of Series A Preferred Stock means, $4.00 which is the original purchase price of such share.

          "Junior Shares" has the meaning set forth in Section 7(a).

          "Liquidation Amount" has the meaning set forth in Section 7(b).

          "Liquidation Preference" means the liquidation preference equal to the Issuance Price per share of Series A Preferred Stock.

          "nonelecting share" has the meaning set forth in Section 9(g).

          "Officers' Certificate" means a certificate of the Company signed in the name of the Company by its Chairman of the Board, its President or a Vice President and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary.

          "Outstanding" means when used with respect to shares of Series A Preferred Stock, as of the date of determination, all shares of Series A Preferred Stock theretofore authenticated and delivered under this Certificate of Designation, except (a) shares of Series A Preferred Stock theretofore converted into shares of Common Stock in accordance with Section 9 and shares of Series A Preferred Stock theretofore canceled by the Company or delivered to the Company for cancellation; and (b) shares of Series A Preferred Stock (x) that are mutilated, destroyed, lost or stolen which the Company has decided to pay or (y) in exchange for or in lieu of which other shares of Series A Preferred Stock have been authenticated and delivered pursuant to this Certificate of Designation; provided, however, that, in determining whether the Holders of the shares of Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, shares of Series A Preferred Stock owned by the Company shall be disregarded and deemed not to be Outstanding. Shares of Series A Preferred Stock so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such shares of Series A Preferred Stock and that the pledgee is not the Company.

          "Parity Shares" has the meaning set forth in Section 7(a).

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now Outstanding or issued after the date hereof, including all series and classes of such preferred or preference stock.

          "Restricted Shares Legend" has the meaning set forth in Section 3.

          "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the adoption of this Certificate of Designation such commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

          "SEC Reports" has the meaning set forth in Section 11.

          "Securities Act" has the meaning set forth in Section 3.

          "Senior Shares" has the meaning set forth in Section 7(a).

          "Series A Preferred Stock" has the meaning set forth in Section 1.

          "Specified Litigation" means the lawsuits filed by or on behalf of past or present securities holders of the Company alleging, among other things, as a result of accounting irregularities, the Company's financial statements issued prior to April 14, 2000 and related actions constituted violations of federal and state laws.

          "Trading Day" means a day on which the New York Stock Exchange is open for trading.

          "Voting Capital Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person ordinarily entitling the Holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable governing body of such Person.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by James T. Smith, President and Chief Executive Officer of the Company, and attested by Christopher T. Sortwell, Chief Financial Officer, Executive Vice-President and Secretary of the Company, this 7th day of September 2000.

                                 AURORA FOODS INC.

                            By: /s/ James T. Smith
                                ________________________________________

                            Name:  James T. Smith

                            Title: President and Chief Executive Officer


ATTEST:

By: /s/ Christopher T. Sortwell
    _____________________________________

Name:    Christopher T. Sortwell

Title:   Chief Financial Officer, Executive
         Vice-President and Secretary

                                                                       EXHIBIT A

                                FACE OF SECURITY

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS."

                                                            Number of Shares

Number:  __________                                          ________ Shares

                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                               AURORA FOODS INC.

          Aurora Foods Inc., a company organized under the laws of Delaware (the "Company"), hereby certifies that [HOLDERS] (the "Holders") is the registered owner of [_____________] fully paid and non-assessable shares of preferred stock of the Company designated the Series A Cumulative Convertible Preferred Stock, par value $0.01 (the "Series A Preferred Stock") having a liquidation value equal the sum of (x) to the Issuance Price per share plus (y) all Accumulated Dividends, if any, in respect thereof, plus (z) all accrued and unpaid dividends from the last Dividend Payment Date. The shares of Series A Preferred Stock are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation of the Company dated September ___, 2000, as the same may be amended from time to time in accordance with its terms (the "Series A Preferred Stock Certificate of Designation"). Capitalized terms used herein but not defined shall have the meaning given them in the Series A Preferred Stock Certificate of Designation. The Company will provide a copy of the Series A Preferred Stock Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

          Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Series A Preferred Stock Certificate of Designation, which select provisions and the Series A Preferred Stock Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

          Upon receipt of this certificate, the Holder is bound by the Series A Preferred Stock Certificate of Designation and is entitled to the benefits thereunder.

          IN WITNESS WHEREOF, the Company has executed this certificate as of the date set forth below.

                              AURORA FOODS INC.

                              By _________________________________________
                                 Name:
                                 Title:

                              By _________________________________________
                                 Name:
                                 Title:

Dated:

                                                                       EXHIBIT A

                              REVERSE OF SECURITY

                               AURORA FOODS INC.

                Series A Cumulative Convertible Preferred Stock

          Dividends on each share of Series A Preferred Stock shall be payable at a rate per annum as provided in the Series A Preferred Stock Certificate of Designation. Dividends may be paid, at the option of the Company, in cash, or in shares of Series A Preferred Stock of the Company, or a combination of cash and shares of Series A Preferred Stock of the Company to the extent not cumulated in accordance with the terms of the Series A Preferred Stock Certificate of Designation.

          The shares of Series A Preferred Stock shall be convertible into the Company's Common Stock in the manner and according to the terms set forth in the Series A Preferred Stock Certification of Designation.

          The Company shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the class and series of shares of the Company.

                                                                       EXHIBIT B


                              NOTICE OF CONVERSION

   (To be Executed by the Registered Holder in order to Convert the Series A
                                Preferred Stock)

          The undersigned hereby irrevocably elects to convert (the "Conversion") shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), represented by stock certificate No(s). __________ (the "Series A Preferred Stock Certificates") into shares of common stock, par value $.01 per share ("Common Stock"), of Aurora Foods Inc. (the "Company") according to the conditions of the Certificate of Designation establishing the terms of the Preferred Stock (the "Series A Preferred Stock Certificate of Designation"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion. A copy of each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof)./1/

          The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the "Act"), or pursuant to an exemption from registration under the Act.

          Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Series A Preferred Stock Certificate of Designation.


Date of Conversion:

Applicable Conversion Price:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address:/2/

Fax No.:

/1/ The Company is not required to issue shares of Common Stock until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Series A Preferred Stock Certificate(s) to be converted.

/2/ Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.